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                                                                       Exhibit 5

THE GUARANTEE LIFE              RICHARD A. SPELLMAN
COMPANIES INC.
                                Senior Vice President,
                             General Counsel and Secretary


                               December 13, 1996



Board of Directors
The Guarantee Life Companies Inc.
Guarantee Centre
8801 Indian Hills Drive
Omaha, NE  68114

Ladies and Gentlemen:

     I have acted as counsel to The Guarantee Life Companies Inc. (the "Company") in connection with the filing of the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the 835,828 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable pursuant to the Company's 1994 Long Term Incentive Plan, as amended and the Company's Directors Stock Incentive Plan, as amended (collectively, the "Plans"). In rendering the opinion expressed below, I have reviewed such matters, documents and law as I have deemed necessary for purposes of this opinion. Based on and subject to the foregoing, it is my opinion that the shares of Common Stock, when issued and paid for in accordance with the terms of the Plans, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,

                                                /s/ Richard A. Spellman

                                                Richard A. Spellman

RAS/pm